SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 30, 2003
Date of Report (Date of earliest event reported)

SYCAMORE NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27273	04-3410558
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

220 Mill Road Chelmsford, MA 01824 (Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (978) 250-2900

Not Applicable
(Former name or former address, if changed since last report)

Item 5: Other Events and Required FD Disclosure

On December 30, 2003, the Defense Information Systems Agency (DISA) issued a press release naming the Registrant as one of the vendors in the Global Information Grid - Bandwidth Expansion (GIG-BE) project. Following is the text of the press release issued by DISA:

“ GIG-BE Equipment Contracts Awarded

ARLINGTON, VA, December 30, 2003 — The Defense Information Systems Agency announced today that it has accepted Science Applications International Corporation’s (SAIC’s) final Global Information Grid - Bandwidth Expansion (GIG-BE) system solution. SAIC has awarded indefinite-delivery, indefinite-quantity (IDIQ) subcontracts under the Defense Information System Network (DISN) Global Solutions (DGS) contract to acquire the equipment needed to support the GIG-BE implementation of this solution. In the Optical Transport System equipment area, DISA accepted SAIC’s determination that Ciena Corporation offered the best value technical solution. In the Optical Digital Cross Connect equipment area, DISA accepted SAIC’s determination that Sprint Communications Company, L.P./Sycamore offered the best value technical solution. In the Internet Protocol Router equipment area, DISA accepted SAIC’s determination that Juniper Networks (U.S.), Inc. offered the best value technical solution. In the Multi-Service Provisioning Platform equipment area, DISA accepted SAIC’s determination that Qwest Government Services/Cisco offered the best value technical solution. Over 55 proposals were received across the four equipment areas. DISA appreciates the strong support of our industry partners to the GIG-BE program and the DISA mission.

DISA is a combat support agency responsible for planning, engineering, acquiring, fielding, and supporting global net-centric solutions and operating the Global Information Grid to serve the needs of the President, Vice President, the Secretary of Defense, the Joint Chiefs of Staff, the Combatant Commanders, and the other DoD Components under all conditions of peace and war. DISA is the preferred provider of Global Net-Centric Solutions for the Nation’s warfighters and all those who support them in the defense of the Nation. ”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sycamore Networks, Inc.

/s/ Frances M. Jewels

Frances M. Jewels
Chief Financial Officer
(Duly Authorized Officer and Principal Financial and Accounting Officer)

Dated: December 31, 2003